Exhibit 10.1


                              MOBILE DATA TERMINAL
                               PURCHASE AGREEMENT



          This Mobile Data Terminal Purchase Agreement (this "Agreement") by and between Teletrac Inc., 7391 Lincoln Way, Garden Grove, California 92641 ("Teletrac") and Micronet Ltd., 7 Hashalom Road, Tel-Aviv, Israel 67892 ("Micronet"), is made effective as of the 8th day of February, 1996. The parties hereby agree as follows:

1.   Agreement to purchase and sell.

1.1 Sale of products. Teletrac shall purchase from Micronet a minimum of 2,000 Terminals, and Micronet shall sell to Teletrac a minimum of 2,000 Terminals, on the terms set forth herein and on the attached purchase order #000036. Terminals are defined as Micronet's production level Net-950 Mobile Data terminals. The description and technical, engineering, and operational specifications for the Termi nals and the protocol (the "Specifications") are set forth in Appendix "A", all of the terms of which are incorporated herein by this reference. Micronet shall imprint serial numbers (including bar coded serial numbers) on the back panel of each Terminal, and shall print, in white, "Net-950" on each Terminal.

1.2 Initial Order. Teletrac hereby places a firm and irrevocable order for 2,000 Terminals from Micronet (the "Initial Order"), all of which will be purchased in accordance with the terms and conditions of this agreement.

1.3 Subsequent Orders. After the Initial Order for 2,000 Terminals ordered hereunder have been purchased, orders for additional Terminals shall be in writing and shall specify arrival dates of not less than 10 weeks from delivery of the order to Micronet. Micronet may, by written notification delivered to Teletrac within 10 working days of Micronet Receipt of a subsequent order, elect not to fill the subsequent order. If Micronet does not notify Teletrac of its election to not fill the subsequent order, the order shall be filled as described in this paragraph 1.3 and in accordance with the other terms of this Agreement. All subsequent orders shall be for at least 1000 Terminals per order. The prices set forth in paragraph 3.1 shall apply to subsequent orders, but shall be subject to an annual increase on each anniversary of the effective date of this Agreement, in an amount equal to the increase in the U.S. Consumer Price Index ("CPI") over the prior 12-month period. Micronet shall use its reasonable efforts to expeditiously fill subsequent orders.

1.4 Purchase Orders. Purchase orders will be issued by Teletrac for purposes of administration of delivery and quantity schedules. No term or condition of any purchase order shall supersede the terms and conditions of this agreement. In the event of any conflict between the terms of any purchase order and this Agreement, the terms of this Agreement shall control. Micronet shall promptly honor and fulfill all purchase orders in accordance with the terms and conditions of this Agreement.

2.   Quality Control.

2.1 Development. Micronet acknowledges and agrees that Teletrac is not a participant in the development of the Terminals and is not liable for the design, any design defects, product liability, strict liability (i.e, liability without fault), or failure of the Terminals to meet the Specifications.

2.2 Test Units. Teletrac acknowledges that it has been supplied 10 test units and that it has tested these units and found them acceptable and conforming to the specifications and that the plastics and graphics are also acceptable. Teletrac confirms that Micronet may proceed with production units based on these test units. The test units shall be included in the count of Spare terminals as defined in Paragraph 5.2.

2.3 Acceptance/Rejection of Terminals. Within two weeks of receipt, Teletrac shall inspect all incoming Terminals (each shipment of Terminals shall be referred to as a "Lot") to insure compliance with the Specifications. Teletrac may reject the total lot received (if more than 20% of the Lot does not comply with Specifications), or portions of the Lot, as to those Terminals that do not comply with Specifications. Teletrac shall inspect Terminals on a sampling basis. Rejected Terminals shall be promptly returned to Micronet; provided, however, that rejected Terminals shall be Held so that they can be shipped in bulk, and will be shipped to Micronet not more frequently than once per month. Micronet shall bear all costs of freight, duty, insurance and other costs incurred in returning the Terminals to Micronet and shipping new Terminals to replace the rejected Terminals to Teletrac. Micronet acknowledges and agrees that timely receipt of conforming Terminals is critical to Teletrac and that Teletrac shall suffer severe damages if substantial numbers of Terminals are non-conforming. The parties recognize that the full impact of such breach would be very difficult to assess and it would be difficult to fix the actual amount of damages. Therefore, to avoid possible disputes, the parties agree that if more than 20% of a Lot is rejected and returned, Micronet shall pay to Teletrac liquidated damages of US $ 2.00 per rejected Terminal per day beginning after the tenth day following Micronet's receipt of each non-conforming Terminal unit replaced. This amount shall be invoiced and paid by Micronet within 30 calendar days of receipt of invoice. If not paid by Micronet, the amount shall be applied against monies owed for Terminals. The amount established under this paragraph for liquidated damages represents a reasonable attempt by the parties to state an amount that bears a reasonable relationship to actual damages and does not constitute a penalty. Notwithstanding anything in this paragraph to the contrary, Teletrac shall specify the reasons for the rejection and give Micronet an opportunity to discuss the rejection prior to imposition of the liquidated damages described in this paragraph.

3.   Payment.

3.1 Price. The purchase price for each Terminal (including bracket and screws) shall be U.S. $ 215 (two hundred and fifteen) per unit (the "Purchase Price"). The Purchase Price includes packaging, export duties, Israeli taxes, and handling costs. Except as otherwise provided herein, Teletrac is responsible for insurance and shipping costs and shall select the carrier. Teletrac is also responsible for import duties and U.S. taxes, provided that Micronet includes with each shipment a "Country of Origin Certificate (Form A)".

3.2 Invoicing. Invoices for Terminals shall contain, at a minimum, the Purchase Price in U.S. dollars, purchase order number, invoice date, quantity, description, invoice number, reference to this Agreement, ship to name and address, remit to name and address and method and name of carrier.


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3.3  Terms of Payment.

Down Payment. Teletrac, by Bank wire transfer, shall make a down payment to Micronet's account in the amount of U.S. $ 86,000 (eighty six thousands) within 4 business days of the effective date of this Agreement. Micronet shall Invoice Teletrac for this amount. The down payment shall be applied towards the last shipment payment.

Payments for all other shipments, as per paragraph 4 below, will be made by wire transfer immediately prior to each delivery.

4.   Shipment.

4.1 Shipment Terms. Unless Teletrac notifies Micronet otherwise, as provided in Paragraph 12.2, Teletrac hereby orders 2,000 Terminals to be shipped to Teletrac's facility described in paragraph 4.3, on the dates set forth in the following Shipment Schedule:


Number of         Terminal
Terminals         Type            Date shipped to Teletrac Facility

   300            Net-950         Within 35 calendar days after effective date.
   450            Net-950         Within 14 calendar days thereafter
   1,250          Net-950         Within 60 Calendar days thereafter

Note:

Micronet is allowed to accelerate shipments without limitation on quantities and Teletrac is owed to payment terms as specified in Paragraph 3.3 above.

Shipment dates are conditional on Teletrac complying on time with payment terms of paragraph 3.3 above.

4.2 Late Deliveries. Micronet acknowledges and agrees that time is of the essence in shipment of the Terminals and Teletrac shall suffer severe damages if conforming Terminals are not shipped in accordance with the Shipment schedule. The parties recognize that the full impact of such a breach would be very difficult to assess and it would be difficult to fix the actual amount of damages. Therefore to avoid possible disputes the parties agree that if the shipment schedule slips by more than 15 working days due to Micronet's failure to ship conforming Terminals, a late charge of U.S. $ 2.00 (two) per terminal per working day shall be imposed until the breach is cured; provided, however,that the late charges for orders shipped under the Initial Order shall not exceed $ 60,000.

The late charge will be invoiced by Teletrac and paid by Micronet within 30 calendar days of date of invoice. If not paid by Micronet, the amount shall be applied against monies owed for terminals.

The amount established under this paragraph for liquidated damages represents a reasonable attempt by the parties to state an amount that bears a reasonable relationship to actual damages and does not constitute a penalty.



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4.3  Rescheduling Shipment Dates

     Teletrac  allows  Micronet to accelerate  shipment dates and to deliver
     Teletrac  bigger  quantities  than those  stipulated  in Paragraph  4.1 above.

4.4 FOB Point. All Terminals are F.O.B Ben-Gurion Airport, Israel, unless Teletrac notifies Micronet that Terminals are to be sent by ship rather than air. Shipment address is Teletrac location at 7391 Lincoln Way, Garden Grove, California 92641.

4.5 Title, Risk of Loss, Insurance. Title to the Terminals and risk of loss or damage shall pass from Micronet to Teletrac upon Micronet's delivery to the carrier at the F.O.B. point.

4.6 Method of shipment. Micronet shall at its sole expense, provide for all crating, packaging and packing in shipping containers that are designed to provide adequate protection for the Terminals during shipping. Each Terminal is to be bundled with its necessary bracket and screws and washers, appropriately protected. Terminals shall be packaged in bulk in quantities of up to 50.

5.   Warranty and Service Terms.

5.1 Warranty Terms. Micronet hereby warrants the Terminals to be in full compliance with the Specifications and to be free from defects in workmanship and materials (the "Warranty") for the shorter of two years from the date of arrival at Teletrac's facility or one year after the Terminals have been delivered by Teletrac to a third party customer ("the warranty period"). Teletrac will provide Micronet with monthly reports containing the serial numbers of all terminals delivered to customers during the preceding month.

Micronet also warrants the merchantability and fitness for use of the terminals. Terminals that are repaired or replaced during the Warranty Period shall be warranted for the longer of the period of time remaining under the original warranty period or 90 working days. Micronet hereby (a) consents to Teletrac's right at Teletrac's option to assign the warranty, or the remaining portion thereof, to Teletrac's customers, and (b) agrees to perform the obligations described in this paragraph 5 for the benefit of such customers. During the Warranty Period Micronet shall bear all out of pocket costs to repair or replace defective Terminals, including, without limitation, all costs of returning the Terminals to Micronet and shipping repaired or replaced Terminals to Teletrac.

5.2 Procedures. Micronet shall, at its cost, manufacture and ship to Teletrac, with the first shipment, 10 additional terminals. These along with the 10 approved test units will serve as "Spare Terminals". Teletrac shall as necessary, replace defective Terminals with Spare Terminals, or replace parts from the Spare Terminals, accumulating the defective Terminals until the earlier of (a) 10 defective Terminals are being held, or (b) 3 months have passed since Teletrac's last shipment of defective Terminals to Micronet. Teletrac will then notify Micronet by FAX of the number of defective Terminals it will ship to Micronet. Within 3 working days of receipt of Teletrac's FAX stating the number of defective Terminals being shipped, Micronet shall (a) provide Teletrac a Return Material Authorization ("RMA") number by FAX and (b) ship to Teletrac's California facility an equal number of replacement Terminals to be used as Spare Terminals. Spare Terminals will not be used for any purpose other than as replacement for defective Terminals. The procedures described in this paragraph shall apply to service during the Warranty and thereafter, except that post-warranty repairs will be subject to the charges described in paragraphs 5.5


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and 5.6 below. RMA numbers must be used in all correspondence with Micronet and must be clearly marked on all packages and boxes shipped to Micronet. Defective Terminals shall be sent to:


                                        MICRONET LTD

                                        7 HASHALOM ROAD
                                        TEL-AVIV, ISRAEL 67892

Or if after May 1st 1996 to:

                                        MICRONET LTD
                                        IRIS BUILDING, 27 HAMETZUDA ST
                                        AZUR, ISRAEL 58001

5.3 Time of repair or replace. If the number of defective Terminals exceeds the number of Spare Terminals held by Teletrac, the additional defective Terminals shall be repaired or replaced by Micronet within 14 working days, plus transit time from Micronet to Teletrac, from the date the defective Terminals are delivered to Micronet. Micronet acknowledges and agrees that time is of the essence in Teletrac's receipt of repaired or replaced Terminals.

5.4 Failures. The failure rate will be considered too high if it exceeds any of the following: (a) 20% of the units in a single shipment fail the acceptance tests; (b) 10% (cumulative) delivered within a 12 month period fail the acceptance tests; or (c) 20% of the units delivered to customers and in warranty do not function in full compliance with the specifications. Malfunctions falling under the limitations in section 5.8 shall not be counted as failures. If the failure rate is too high Micronet shall use its best efforts to make required engineering or production changes as promptly as possible to prevent the continued occurrence of such failures. Teletrac may require a total recall of Terminals if such step is appropriate. Micronet shall not be liable for consequential damages or lost profits or loss of business opportunity by a third party customer.

5.5 Post-Warranty Repair. For 12 months following the termination of the Warranty Period, Terminals shall be repaired for U.S. $ 50.00 per hour. Parts shall be billed at Micronet's then prevailing rates. After this 12 month period, parts and labor shall be charged at Micronet's then prevailing rates, not to exceed the annual increase in the U.S CPI over the prior 12-month period. Repaired Terminals shall be in full compliance with the Specifications and will be free from defects in material and workmanship for 90 working days from the date the repaired Terminals or Replacement Terminals have been delivered to Teletrac or to Teletrac's customer.

5.6 Freight and other costs after Warranty Period. After the Warranty period, Teletrac shall bear all costs of shipping defective Terminals to Micronet and cost of returning the repaired or replaced Terminals to Teletrac or Teletrac's customer. Teletrac is responsible, on its own or through a qualified independent contractor, for installation, deinstallation, and reinstallation of all Terminals after the Warranty Period.

5.7 Continuing availability and corrections. Micronet shall, for a period of five years from the effective date of this Agreement, maintain a repair facility in Tel-Aviv or another location that is no more costly to ship to and will require no longer transit periods than the Tel-Aviv facility and shall for the

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



same period, maintain service and repair capability, including spare parts availability. Upon the termination of the Warranty Period, Micronet shall, at its cost, perform the following services for a period of two years and six months from the effective date of this Agreement: (a) correct any original design or manufacturing defects that were not detected prior to shipment of the production Terminals if such defects can be corrected on a reasonable basis; and
(b) correct any firmware defects within 30 days of notification of such defects. Micronet shall, for a period of 5 years from the effective date of this agreement, correct other defects in the Terminals (including the firmware) and work with Teletrac on modifications and enhancements to the design and performance of the Terminals (including the firmware) at the presently existing hourly rate for Micronet's personnel, plus an annual percentage increase equal to the increase in the U.S. CPI over the prior 12-month period. The terms of this Paragraph 5 shall survive the termination of this agreement.

5.8 Limitations on Warranty. This warranty shall not apply to Terminals which have been subject to accident, improper storage, mishandling, unauthorized alteration, misuse, vandalism, neglect or which have not been properly installed or maintained.

6.   Teletrac's Name and Trade Marks.

Micronet shall not print or use the Teletrac name, logo, or other trade marks, service marks, trade names, or similar indicia which Teletrac owns or becomes licensed or sub-licensed to use (the "Teletrac Marks"). Micronet acknowledges that Teletrac is the owner of the Teletrac Marks and that Micronet has no interest in or right to use the Teletrac Marks.

7.   No Consequential Damages.

Without affecting Micronet's right to claim ordinary damages for Teletrac's breach hereunder, in no event shall Teletrac be liable for incidental, consequential or special damages, including, without limitation, frustration of economic or business expectations, loss of profits, or loss of sales, arising under or related to this Agreement or by reason of Teletrac's purchase or failure to purchase Terminals hereunder.

8.   Indemnification

8.1 Micronet's Indemnification for Actions. On demand, Micronet shall indemnify, defend and hold harmless Teletrac and each corporation, partner, affiliate, subsidiary, parent, joint venture, officer, agent, employee, director, shareholder, representative, successor and assign of Teletrac (collectively, the "Indemnified Teletrac Parties") from and against all claims, liabilities, obligations, damages, losses, deficiencies, costs, payments and expenses (including, without limitation, court costs and reasonable attorney's fees), lawsuits, actions and other proceedings, judgments and awards (collectively, "Claims") including without limitation claims of personal injury and death (a) to the extent that such Claims result from or arise directly or indirectly, out of any act or omission of Micronet, or Micronet's agents or employ ees, in connection with this Agreement or services provided hereunder, and (b) any Claims that arise out of the failure of Micronet's Terminals, including, without limitation, Claims of product liability, strict liability, design defect, or third party Claims of breach of Warranty (collectively, "Product Claims"); provided, however, that Micronet shall not indemnify Teletrac for Claims that arise out of the failure of Teletrac's installation, radiolocation system or services.


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8.2 Teletrac's Indemnification. On demand, Teletrac shall indemnify, defend and hold harmless Micronet and each corporation, partner, affiliate, subsidiary, parent, joint venture, officer, agent, employee, director, shareholder, representative, successor and assign of Micronet from and against all Claims, including, without limitation, Claims of personal injury and death (a) to the extent that such Claims result from or arise, directly or indirectly, out of any act or omission of Teletrac, or Teletrac's agents or employees, in connection with this Agreement or services provided hereunder; provided, however, that Teletrac shall not indemnify Micronet for Product Claims, or Claims that arise out of the failure of Micronet's Terminals.

8.3 Proprietary Rights Indemnification. On demand, Micronet shall indemnify, defend and hold harmless, Teletrac from and against any Claims resulting or arising from or in connection with the violation or infringement of any third party's trade secrets, proprietary information, trademarks, copyrights or patent rights ("Proprietary Rights Claims") in connection with services, work or Terminals provided by Micronet under this agreement; provided, however, that Micronet shall not be required to indemnify Teletrac against any Proprietary Rights Claims from third parties arising out of Specifications provided by Teletrac. If Teletrac is enjoined or otherwise prevented by any administrative or legal order from using or selling the Terminals due to such a violation or alleged violation, Micronet shall take such action as is necessary to clear the infringement claim, as follows:

(a) Replace the Terminals, without additional charge, with a compatible, functionally equivalent and non infringing product;

(b) Modify the Terminals to avoid the infringement;

(c) Obtain a license for Micronet's continued use of the Terminals and pay any fee required for such license; or

(d) If none of the foregoing alternatives is available despite Micronet's best efforts, Micronet shall repurchase such Terminals from Teletrac at the price Teletrac paid Micronet, and Teletrac shall sell such Terminals to Micronet at such price, without waiving any other rights, remedies or claims for damages Teletrac may have at law, in equity or under this agreement.

8.4 Survival. The parties' obligations to indemnify as described in this Paragraph 8 shall survive the expiration or termination of this Agreement by either party for any reason.

8.5 Cooperation. Each party agrees to promptly notify the other of any Claim and to cooperate fully in the defense thereof or any negotiations related thereto, and neither shall enter into any settlement without the consent of the other party.

9.   Rights and Obligations

9.1 Non infringement. Micronet represents that it owns or has the right to use (and Teletrac hereby grants to Micronet the right to use, for the purpose specified herein, Teletrac's Specifications) all technology, know how, copyright, trademark, patent, and intellectual property rights used in producing the Terminals or as are otherwise necessary to consummate the transactions contemplated by this Agreement.



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

9.2  Micronet's Design Rights.

(a) Teletrac shall not duplicate or reverse engineer Micronet's proprietary circuitry, firmware, software, or circuit diagrams used in the design and manufacture of the Terminals ("Micronet's Design"). Micronet acknowledges that Micronet's Design does not include Teletrac's Specifications, which are the proprietary property of Teletrac.

(b) Teletrac shall not provide a Terminal to any third party manufacturer for purposes of duplicate or reverse engineering Micronet's Design. Micronet acknowledges that Teletrac has no control over the conduct of any third party manufacturer or other party and is not liable therefor.

(c) Teletrac shall not provide to a third party manufacturer copies of correspondence or documentation written or prepared by Teletrac and provided to Micronet in connection with Micronet's design. Teletrac may distribute its Specifications.

(d) Teletrac shall not provide to a third party manufacturer copies of correspondence or documentation (including mock-ups, designs, diagrams, charts, and reports) written or prepared by Micronet and provided to Teletrac in connection with Micronet's Design; provided, however, that Teletrac may distribute materials intended for use by installers, service providers, and end users (including service manuals installation documents, and manuals intended for product and users).

10. Insurance. At all times during the term of this agreement, Micronet, at its sole expense, shall maintain in full force and effect a policy of commercial general liability insurance, including coverage against claims for Bodily Injury, Personal Injury, Property Damage and Advertizing Injury caused by or occurring in conjunction with the operation of Micronet's business including all activities authorized or required to be performed under this Agreement. Such insurance coverage shall designate ATT and its agents, employees, general partners, officers and directors as Additional Insureds and shall be maintained under one or more policies of insurance from an insurance company(s) satisfactory to Teletrac and shall provide a minimum liability protection of $ 1000,000.00 per occurrence for bodily and personal injury or death, $ 1,000,000.00 per occurrence for property damage and $ 1,000,000.00 per occurrence for product liability. Micronet shall give Teletrac prompt written notice of any material modification, cancellation/ or non-renewal of any insurance required by this agreement. Teletrac may terminate this Agreement immediately without notice to Micronet if any insurance required by this Agreement is canceled.

11.  Notices

Any notice, request or demand required to be made or given hereunder by any party must be in writing and shall be deemed to be duly given or made one day after it has been sent by air courier; upon telephonic confirmation of receipt if sent by fax; or ten days after it was mailed if mailed by prepaid, registered or certified mail addresses of the parties set forth below, or at such other address as has been given by either party to the other in writing in accordance with the terms of this Agreement.

                                        TELETRAC INC.
                                        7391 Lincoln Way
                                        Garden Grove, CA 92641

                                        MICRONET LTD
                                        7 HASHALOM ROAD
                                        TEL-AVIV, ISRAEL 67892


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Or if after May 1st 1996 to:

                                        MICRONET LTD
                                        IRIS BUILDING, 27 HAMETZUDA ST
                                        AZUR, ISRAEL 58001

12.  Termination

This agreement may be terminated as set forth below:

12.1 Termination Without Cause. Following the fulfillment of Teletrac's obligations pertaining to the Initial Order, Teletrac may terminate this Agreement, without cause, and cancel any orders for any additional Terminals that have been ordered but not shipped, upon 90 days' prior written notice.

12.2 For Breach. The appropriate party may, by written notice to the other, terminate this Agreement without prejudice to any rights that it may have, whether under the provisions of this agreement (including Teletrac's rights to liquidated damages, as set forth in Paragraphs 2.4 and 4.2), in law or in equity, or otherwise, upon the occurrence of any of the following events:

(a) By Teletrac, if Micronet fails to meet any dates set forth in the Shipment Schedule, following 30 days written notice and opportunity to cure within such notice period; or

(b) By Teletrac, if (a) 20% or more of the terminals received in a single shipment or (b) 10% (cumulative) delivered within a 12 month period or (c) 20% of the units delivered to customers and in warranty; do not function in substantial compliance with the Specifications, following 30 days' written notice and opportunity to cure within such notice; or

(c) By Teletrac, if a government agency with jurisdiction over the operation, function, production or sale of the Terminals or over Teletrac's services or operations (by way of an example, but not limited to, the Federal Communication Commission) has determined that the Terminal is defective; or

(d) Except for the breaches described in subparagraphs 12.2(a), (b) or (c), by either party, if there is a material breach or default in the other's performance of its obligations hereunder, following 30 day's written notice and opportunity to cure within such notice period; or

(e) By either party, if the other party files or has filed against it a petition under any bankruptcy or insolvency act or has appointed a trustee, receiver, or liquidator of its properties.

13. Arbitration. All disputes that may arise in connection with this Agreement that are not adjusted by the parties themselves shall be submitted to binding arbitration in Los Angeles, California under the rules and regulations then prevailing of the American Arbitration Association. Teletrac shall select one arbitrator, Micronet shall select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. All costs of arbitration, including each party's attorneys' fees shall be paid by the non-prevailing party. The award shall be binding and conclusive on each of the parties and may be used on or enforced by the party in whose favor it runs in a court of competent jurisdiction in Los Angeles, California (including the United States District Court for the Central District of California). Pending resolution of any dispute, if requested in writing by Teletrac, Micronet shall proceed diligently with the performance of its obligations hereunder, including the shipment of

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Terminals, and Teletrac shall make payment therefor on the basis set forth in the applicable paragraphs of this agreement.

14.  Force Majeure.

If an event of force majeure, including but not limited to acts of God, flood, earthquake, landslide, fire, war, blockage, requisition of vessel, or aircrafts, explosion, governmental request, order or regulations or any other unforeseeable causes or circumstances beyond the control of Micronet, and without its fault or negligence, directly affects the ability of Micronet to manufacture and ship the Terminals then Micronet shall not be liable in damages for its delay in performing its obligations hereunder, on a day for day basis as to the days of force majeure; provided however, that Micronet shall promptly fulfill its obligations under this agreement after the force majeure ceases.

If an event of force majeure occurs which will prevent Micronet from shipping the Terminals for more than 120 calendar days, Teletrac shall have the automatic and immediate right to obtain a complete and accurate set of design and production technology documents sufficiently detailed to enable a third party to manufacture the Terminals. ("Technology Documents"). The Technology Documents shall be revised and updated as changes are made to the Terminals or the manufacturing process during the term of this agreement.

15.  Miscellaneous Provisions

15.1 Relationship of parties. This agreement does not constitute partnership or joint venture between Teletrac and Micronet. Both parties acknowledge that the relationship of Micronet to Teletrac shall be one of an independent contractor.

15.2 Governing Law. This agreement and any dispute or claim arising from this Agreement shall be governed, construed and interpreted in accordance with the laws of the state of California without regard to any rule of conflicts of law.

15.3 Jurisdiction. The parties hereby consent to the personal jurisdiction of an arbitrator or court located in Los Angeles, California and of the United States District Court for the Central District of California. It is the specific intent of the parties that this Agreement not be construed in accordance with or governed by the laws of Israel and that Israeli courts have no jurisdiction over this Agreement or any dispute or claim arising from this agreement except as may be necessary to enforce an award of the arbitrator or court. The parties expressly agree that the United Nations Conventions on Contracts for the International Sale of Goods and the Hague Convention shall not apply to the construction or interpretation of this Agreement or affect any of its provisions.

Initials     /s/ AH            Initials
          -------------                 -----------
15.4 Assignment. Micronet shall not assign, transfer, or sell any of the rights of Teletrac hereunder without the prior permission of Teletrac.

15.5 No Waiver. Failure of Teletrac to insist upon strict performance of any of the terms, conditions, provisions, or specifications within this Agreement, or the delay in exercising any of its remedies, shall not constitute a waiver of such terms, conditions, provisions, or Specifications or a waiver of any default.


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15.6 Survival of Obligations. Obligations under this Agreement which by their nature would continue beyond termination or expiration of this Agreement, including by way of illustration only and not limitation, paragraphs related to Warranty and Indemnification, shall survive termination or expiration of this Agreement by either party for any reason.

15.7 Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties as to the subject matter of this Agreement and supersedes all previous written or oral communications, representations or agreements. This Agreement may not be modified except by written instrument executed by both parties.

15.8 Remedies. All remedies available to either party for breach of this Agreement are cumulative and may be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed an election of such remedy to the exclusion of other remedies.

15.9 Headings. The paragraph headings used in this Agreement are for convenience of reference only and shall not in any way limit or amplify the terms and provisions hereof, nor enter into the interpretation of this Agreement.

15.10 Binding Agreement. The persons executing this Agreement on behalf of the parties have been duly and validly authorized to do so, and this Agreement is a valid and binding obligation of the parties.

15.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement.

15.12 Severability. If any terms of this Agreement shall be unlawful, void or unenforceable, such term shall be deemed omitted to the extent prohibited or invalid, but the remainder of this Agreement shall not be invalidated and shall be given effect as far as possible. If any term hereof is found by a court or arbitrator to be overbroad, such term shall be limited to the extent required to make it enforceable.

15.13 Dollars. All money amounts specified in this Agreement are in U.S dollars.

                  Executed as of the day and year first above written.

                                    Teletrac Inc.
                                    By:        Steven D. Scheiwe
                                    Title:     Secretary
                                    Signature: /s/ Steven D. Scheiwe
                                              ---------------------------
                                    Micronet Ltd.
                                    By:        Eli Nahum
                                    Title:     Vice President Engineering
                                    Signature: /s/ Eli Nahum
                                              ---------------------------
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